Exhibit 99.1

Press Release

For Release 7:45 a.m. EST November 7, 2011

Contact:

Kevin Bauer, Sr.Vice President & CFO

(510) 668-7000

Exar Corporation Announces CEO and President Resignation

Fremont, California, November 7, 2011—Exar Corporation (NasdaqGM: EXAR) today announced that Pete Rodriguez has resigned as Chief Executive Officer and President of the Company and as a member of the Board of Directors.

“I am proud of the successes that have been achieved during my tenure as President and CEO but I have decided, for personal reasons, to resign,” said Pete Rodriguez. “I believe the Company has an excellent leadership team and now has a much stronger basis for profitable growth. I remain optimistic about the Company’s future.”

“We thank Pete for his Board and executive contributions and wish him the best,” stated Richard L. Leza, Chairman of the Board.

Richard Leza, Chairman of Exar's Board of Directors, will assume, on an interim basis, the duties of Chief Executive Officer and President, effective immediately. The Board of Directors will immediately commence a search for a permanent replacement for the Chief Executive Officer and President. Mr. Leza will continue to serve as a member of the Board of Directors and on the Compensation and Corporate Governance and Nominating Committees of the Board.

About Exar

Exar Corporation delivers highly differentiated silicon, software and subsystem solutions for industrial, consumer, and enterprise applications. For over 40 years, Exar’s comprehensive knowledge of end-user markets along with the underlying analog/mixed signal and digital technologies has enabled innovative solutions that meet the needs of the evolving connected world. Exar’s technology portfolio includes solutions for power management, serial interfaces, packet-based and TDM wireline communications, enterprise storage optimization, and data security. Exar has locations worldwide providing real-time customer support to drive rapid product development. For more information about Exar, visit: www.exar.com.

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